Exhibit 23.1
KPMG LLP
Suite 3800
1300 South West Fifth Avenue
Portland, OR 97201
Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated February 24, 2023, with respect to the consolidated financial statements of Ichor Holdings, Ltd., and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.
/s/ KPMG LLP
Portland, Oregon
August 9, 2023
KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.